EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1930

Contacts: Media Robin Keegan 404-652-4713 Investors - Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: Oct. 28, 2004

GEORGIA-PACIFIC REPORTS THIRD QUARTER 2004 RESULTS INCREASE 30 PERCENT OVER PRIOR YEAR

■	Income from continuing operations per diluted share up 25 percent
■	Consumer products business operating profit up 26 percent
■	Price increases implemented in tissue, packaging and paper businesses
■	Building products operating profit up 81 percent

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported third quarter 2004 income from continuing operations of $239 million (91 cents diluted earnings per share) compared with income from continuing operations of $184 million (73 cents diluted earnings per share) in third quarter 2003.

Following are highlights of third quarter results: (in millions, except per share amounts)
	3Q-2004	3Q-2003

Income from continuing operations	$239	$184
Income from continuing operations per diluted share	$0.91	$0.73

Income from continuing operations before unusual items	$236	$150
Income from continuing operations before unusual items
per diluted share	$0.89	$0.60

Net income	$240	$192
Net income per diluted share	$0.91	$0.76

Net income before unusual items	$235	$158
Net income before unusual items per diluted share	$0.89	$0.63

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News

            Third quarter 2004 net income before unusual items was $235 million (89 cents diluted earnings per share). Unusual items totaled $5 million before income taxes (2 cents diluted earnings per share) and included gains from facility sales and working capital settlements from earlier divestitures, offset in part by severance and other restructuring costs across several business units.

This quarter's results include a pretax charge of $24 million ($15 million after tax or 6 cents diluted loss per share) for the expensing of stock-based compensation.

            Third quarter 2003 net income before unusual items was $158 million (63 cents diluted earnings per share). Unusual items included a pretax credit of $118 million ($74 million after tax or 29 cents diluted earnings per share) to increase the estimated amount that Georgia-Pacific will recover from its asbestos liability insurance, a pretax charge of $21 million ($13 million after tax or 5 cents diluted loss per share) for costs to settle a class action antitrust suit involving containerboard, and a pretax charge of $44 million ($27 million after tax or 11 cents diluted loss per share) primarily for asset impairments, facility closures and employee severance costs.

            "Our third quarter results demonstrate the continuing success of our business strategy to focus on profitability and product improvement, especially in our consumer products business," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "Price increases were implemented in our tissue, packaging and paper businesses, while our building products business remained strong in its peak season. We benefited from the operating efficiencies and cost reductions we have implemented across our businesses, which helped offset inflation in raw materials and energy costs."

            Georgia-Pacific's net sales were $4.7 billion for third quarter 2004, versus $5.1 billion in third quarter 2003. Net sales for the third quarter 2003 include sales of our building products distribution unit, which was sold in May of this year. Adjusting for the sale of the building products distribution business, net sales increased 12 percent in the third quarter compared to the same quarter one year ago. Net sales for 2004 and 2003 exclude results from the non-integrated pulp facilities, which have been sold and are reported as discontinued operations in all periods.

Proceeds from third quarter 2004 operating cash flow and asset sales were used to reduce debt by approximately $325 million. Net debt was $8.9 billion at the end of the quarter.

"We are continuing to achieve our financial goals of reducing debt and restoring our ratios to solid, investment-grade levels," Correll said.

            For the first nine months of 2004, Georgia-Pacific reported income from continuing operations of $611 million ($2.33 diluted earnings per share), compared with $187 million (75 cents diluted earnings per share) in the same period of 2003. Both periods exclude results of the discontinued pulp operations.

            The company reported net income before unusual items of $637 million ($2.42 diluted earnings per share) for the first nine months of 2004, compared with $216 million (86 cents diluted earnings per share) in the same period of 2003. Net sales for this year's first nine months were $15.2 billion, compared with $14.4 billion in the same period a year ago. Net sales include sales of our building products distribution business for all of 2003 and the first four months of 2004. Adjusting for the sale of the distribution business, net sales for the year increased 13 percent versus the same period a year ago.

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North America Consumer Products

            The North America consumer products segment includes the company's retail and away-from-home tissue businesses. Familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates, containers and cutlery.

            The segment recorded third quarter 2004 operating profit of $206 million versus $164 million in the third quarter 2003. Included in the third quarter 2004 results were pretax charges of $6 million primarily for severance and equipment relocation expenses in the Dixie business.

            "We've proven the success of our strategy. Our announced retail price increases were realized during the quarter, leading to a 26 percent increase in profits versus this time last year," Correll said. "Manufacturing cost reductions contributed to the improved results and helped offset increases in distribution, raw materials and energy costs.

            "Our away-from-home tissue shipment volumes were up versus the second quarter 2004 as well as third quarter a year ago. Prices are up compared with the second quarter and have recovered to near third quarter 2003 levels. We will continue our focus on achieving announced price increases in this business as we did in our retail business," Correll said. "We are really encouraged about the improved performance of our consumer products business overall."

International Consumer Products

            The international consumer products segment markets both retail and away-from-home products such as bathroom and facial tissue, handkerchiefs and paper towels, as well as tabletop products for foodservice in Europe and other locations. Market-leading brands include Lotus®, Moltonel®, Colhogar®, Tenderly® and Delica®.

            The segment recorded a third quarter 2004 operating profit of $39 million, compared with $41 million during the same quarter a year ago. The segment's 2004 results this quarter include unusual items of $5 million for severance, equipment relocation and a loss on a fire at the Ivanteevka facility in Russia.

Changes in the currency exchange rate between the U.S. dollar and the Euro since the third quarter 2003 benefited this year's third quarter results by approximately $4 million.

            "The third quarter again proved the strength of the Lotus and Colhogar brands in Europe, which held market share in the face of fierce competition. Significant cost reductions in our international business contributed to solid results despite continuing competitive pressures," Correll said.

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Packaging

            Georgia-Pacific's packaging segment includes four containerboard manufacturing facilities and 57 converting operations. Its Color-Box subsidiary is the leading litho-laminated corrugated manufacturer in North America.

The segment recorded an operating profit of $100 million in the third quarter 2004, compared with $77 million in the third quarter 2003.

            "Packaging profits are up nearly 30 percent versus a year ago following price increases, despite higher prices for energy and secondary fiber. From second to third quarter, our business realized a 6 percent price improvement on corrugated packaging," Correll said. "Corrugated box demand rose for the 12th straight month in September. Georgia-Pacific continues to outgrow the industry with year-to-date box shipments increasing 4.4 percent, versus the industry average of 3.6 percent.

Bleached Pulp and Paper

            The bleached pulp and paper segment is comprised of the company's bleached board, kraft and communication papers businesses, as well as its former non-integrated pulp operations, and its 40 percent minority ownership in Unisource.

            The segment recorded a third quarter 2004 operating profit of $20 million, compared with an operating profit of $4 million in the third quarter 2003. The most recent quarterly results include a $2 million reduction in the gain realized on the second quarter 2004 sale of the company's interest in Aracruz Celulose S.A.

            "This segment's profits increased approximately four times over 2003 results. Paper prices are up versus the second quarter 2004, as well as the third quarter a year ago, while volumes were flat due to the closure of a paper machine at Camas, Wash., earlier this year," Correll said. "Lower manufacturing costs contributed to increased profitability."

Building Products Manufacturing

The building products manufacturing segment includes the company's structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses.

            The segment recorded third quarter 2004 operating profit of $282 million versus $156 million in the third quarter 2003, an increase of 81 percent. The 2004 results include unusual items totaling $3 million. These are primarily a pretax gain on the sale of three hardwood lumber mills, offset in part by asset impairment and severance costs. The 2003 results include a pretax charge of $20 million primarily for severance costs from previously announced facility closures.

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            The structural panels business reported an increase in operating profits over the same quarter last year. Oriented strand board and plywood panel prices spiked in July and finished the quarter at 6 and 11 percent higher, respectively, compared with the third quarter 2003. Overall plywood shipments were about equal with last year, even though significant supplies of plywood were diverted to Florida and the Gulf Coast during the quarter in response to regional demand from multiple hurricanes.

            Lumber profits nearly tripled versus the same period a year ago. Particleboard prices were up 33 percent over the same quarter last year while gypsum prices were up 21 percent. Dens® gypsum products accounted for more than a third of gypsum sales.

            "Our building products business recorded another outstanding quarter. However, structural panel prices began to fall dramatically this month and have reached new low levels for the year," Correll said. "Housing starts remain at historically high levels, and there are emerging signs that commercial construction is strengthening."

Building Products Distribution

            In May, Georgia-Pacific finalized the previously announced sale of this segment to a new company owned by Cerberus Capital Management L.P., and members of the distribution business' management team. Georgia-Pacific entered into a six-year agreement with this company to continue to sell it structural panels, lumber and other building products manufactured by Georgia-Pacific.

During the third quarter 2004, Georgia-Pacific recorded a $13 million pretax unusual gain as part of a working capital settlement associated with the sale.

Other

The company's Other segment primarily includes unallocated corporate expenses and the elimination of intersegment sales.

            The segment reported third quarter 2004 expenses of $122 million compared with expenses of $13 million for the same period in 2003. Third quarter 2003 results included a pretax credit of $118 million for the increase in asbestos liability insurance receivables, a pretax charge of $21 million for costs to settle a class action antitrust suit involving containerboard, and a pretax charge of $12 million for pension settlement costs.

            Included in third quarter 2004 results were a $24 million pretax charge for stock-based compensation expenses (versus an $11 million charge a year ago), as well as higher variable compensation expenses related to the company's improved financial performance and net foreign currency transaction losses associated with foreign borrowings.

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Discontinued Operations

            Discontinued operations in the third quarter 2004 recorded a gain of $2 million on the May 7 sale of the non-integrated pulp mills. For the third quarter 2003 those same discontinued pulp operations reported operating income of $10 million. Amounts in both periods are net of taxes.

Quarterly Summary

            "Overall, our businesses executed our strategy and produced excellent results this quarter. An outstanding performance in our building products segment in its peak season and a strong rally in our North America consumer products business, combined with price increases, cost reductions and improved operating efficiencies across the company, made this quarter exceptional," Correll concluded.

            Georgia-Pacific management will participate in a live audio webcast and conference call beginning at 10 a.m. Eastern time today. To access the webcast, visit www.gp.com and follow the link. The webcast will contain a supplemental presentation that will be available for download.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 55,000 people at 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates, containers and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

              Certain statements contained in this release, including statements regarding the company's anticipated levels of pricing and demand for its products in the remainder of 2004, and the outlook for economic conditions and the performance of its businesses, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, the realization of announced price increases for many of our products, the rate of new home building and home renovation, the effect of general economic conditions on the demand for consumer products, building products, packaging and paper products, the corresponding level of demand for and cost of wood fiber, wastepaper, and other costs, particularly energy, the success of the branding and marketing strategies we are pursuing for our consumer products, the effect of changes in the productive capacity of manufacturers of competitive products, the costs of defending and resolving pending litigation against us, unanticipated expenditures with respect to environmental, safety and health laws, our ability to continue to reduce debt, actions taken or to be taken by the United States or other governments as a result of the situation in Iraq and acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-Q for the fiscal quarter ended July 3, 2004.

For additional information on Georgia-Pacific's results of operations and financial condition, please refer to the publication, Supplementary Financial Data, posted on our website.

A tabulation of results for Georgia-Pacific Corp. follows:

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GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Third Quarter

	2004	2003

NET SALES
North America consumer products	$ 1,438	$ 1,369
International consumer products	498	474
Packaging	782	687
Bleached pulp and paper	584	514
Building products manufacturing	1,808	1,579
Building products distribution	-	1,187
Other[1]	(369)	(685)

Total net sales	$ 4,741	$ 5,125

OPERATING PROFIT (LOSS)
North America consumer products	$ 206	$ 164
International consumer products	39	41
Packaging	100	77
Bleached pulp and paper	20	4
Building products manufacturing	282	156
Building products distribution	13	52
Other	(122)	(13)

Total operating income	538	481
Interest expense	(167)	(200)

Income from continuing operations before income taxes	371	281
Provision for income taxes	(132)	(97)

Income from continuing operations, net of taxes	239	184
Income from discontinued operations, net of taxes	1	8

Net income	$ 240	$ 192

Basic per share:
Income from continuing operations, net of taxes	$ 0.93	$ 0.74
Income from discontinued operations, net of taxes	0.01	0.03

Net income	$ 0.94	$ 0.77

Diluted per share:
Income from continuing operations, net of taxes	$ 0.91	$ 0.73
Income from discontinued operations, net of taxes	-	0.03

Net income	$ 0.91	$ 0.76

Average number of shares outstanding:
Basic	256.0	250.2
Diluted	263.2	252.3

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	First Nine Months

	2004	2003

NET SALES
North America consumer products	$ 4,207	$ 4,031
International consumer products	1,549	1,444
Packaging	2,198	2,074
Bleached pulp and paper	1,667	1,530
Building products manufacturing	5,342	4,251
Building products distribution	1,886	3,093
Other[1]	(1,698)	(1,977)

Total net sales	$15,151	$14,446

OPERATING PROFIT (LOSS)
North America consumer products	$476	$434
International consumer products	135	123
Packaging	227	236
Bleached pulp and paper	27	(40)
Building products manufacturing	911	178
Building products distribution	111	76
Other	(382)	(145)

Total operating income	1,505	862
Interest expense	(542)	(606)

Income from continuing operations before income taxes	963	256
Provision for income taxes	(352)	(69)

Income from continuing operations, net of taxes	611	187
(Loss) income from discontinued operations, net of taxes	(4)	8

Income before accounting change	607	195
Cumulative effect of accounting change, net of taxes	-	28

Net income	$ 607	$ 223

Basic per share:
Income from continuing operations, net of taxes	$ 2.40	$ 0.75
(Loss) income from discontinued operations, net of taxes	(0.02)	0.03

Income before accounting change	2.38	0.78
Cumulative effect of accounting change, net of taxes	-	0.11

Net income	$ 2.38	$ 0.89

Diluted per share:
Income from continuing operations, net of taxes	$ 2.33	$ 0.75
(Loss) income from discontinued operations, net of taxes	(0.02)	0.03

Income before accounting change	2.31	0.78
Cumulative effect of accounting change, net of taxes	-	0.11

Net income	$ 2.31	$ 0.89

Average number of shares outstanding:
Basic	254.9	250.1
Diluted	262.4	250.8

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions) (unaudited)

	Third Quarter 2004				Third Quarter 2003

	Income from continuing operations, net of taxes	Income from discontinued operations, net of taxes	Net income	Diluted earnings per share	Income from continuing operations, net of taxes	Income from discontinued operations, net of taxes	Net income	Diluted earnings per share

Income as reported (GAAP earnings)	$ 239	$ 1	$ 240	$ 0.91	$ 184	$ 8	$ 192	$ 0.76

Loss on early extinguishment of debt	-	-	-	-	-	-	-	-

Increase in asbestos liability
insurance receivables	-	-	-	-	(74)	-	(74)	(0.29)

Anti-trust litigation settlement	-	-	-	-	13	-	13	0.05

(Gain) loss on asset sales	(12)	(2)	(14)	(0.05)	2	-	2	0.01

Unusual items including severance, asset
write downs and business separation costs	9	-	9	0.03	28	-	28	0.11

Impairment of Old Town, Maine
tissue and pulp assets and related
severance and business exit costs	-	-	-	-	(3)	-	(3)	(0.01)

Income before unusual items	$ 236	$ (1)	$ 235	$ 0.89	$ 150	$ 8	$ 158	$ 0.63

Income before unusual items and accounting change is net income reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income provides for a more complete analysis of results of operations. Net income is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Accounting Change (In millions, except per share amounts) (unaudited)

	First Nine Months 2004				First Nine Months 2003

	Income from continuing operations, net of taxes	(Loss) income from discontinued operations, net of taxes	Net income	Diluted earnings (loss) per share	Income from continuing operations, net of taxes	(Loss) income from discontinued operations, net of taxes	Net income	Diluted earnings (loss) per share

Income (loss) as reported (GAAP earnings)	$ 611	$ (4)	$ 07	$ 2.31	$ 187	$ 8	$ 223	$ .89

Loss on early extinguishment of debt	33	-	33	0.13	-	-	-	-

Increase in asbestos liability
insurance receivables	-	-	-	-	(74)	-	(74)	(0.29)

Anti-trust litigation settlement	-	-	-	-	13	-	13	0.05

(Gain) loss on asset sales	(40)	13	(27)	(0.11)	(9)	-	(9)	(0.04)

Unusual items including severance, asset
write downs and business separation costs	24	-	24	0.09	40	-	40	0.16

Impairment of Old Town, Maine
tissue and pulp assets and related
severance and business exit costs	-	-	-	-	51	-	51	0.20

Accounting change	-	-	-	-	-	-	(28)	(0.11)

Income before unusual items
and accounting change	$ 628	$ 9	$ 637	$ 2.42	$ 208	$ 8	$ 216	$ 0.86

Notes to Operating Highlights

1.

On May 7, 2004, the company completed the sale of its building products distribution segment to a new company owned by Cerberus Capital Management L.P., a private investment firm, and members of the building products distribution business' management team for $767 million in cash and a receivable of $51 million, primarily related to working capital. In addition, the company received $173 million in cash in June to settle an intercompany payable related to product sold to the building products distribution business prior to closing. This transaction resulted in a pretax gain of $20 million, $13 million of which was recorded in the third quarter and was a result of the final working capital adjustment.

2.

On May 7, 2004, we completed the sale of our non-integrated pulp mills at Brunswick, Ga., and New Augusta, Miss., along with a short-line railroad, to Koch Cellulose, LLC, ("Koch") and its subsidiaries for $511 million in cash and a receivable of approximately $9 million for working capital. In addition, Koch assumed $73 million of indebtedness. This transaction resulted in a pre-tax gain of $5 million and an after tax loss of $13 million that was included in discontinued operations on the statements of operations. The working capital receivable of $9 million was received in October 2004.

3.	During the second quarter of 2004, the company sold all of its interests in a Brazilian pulp business for $71 million. This transaction resulted in a pretax gain of $24 million.

4.	During the second quarter of 2004, the company sold certain packaging assets and an aircraft, and recognized a pretax gain of $26 million.

5.

On July 2, 2004, the company entered into a new $2.5 billion, five-year, senior unsecured credit facility that includes a $500 million unamortizing term loan. As a result of the new credit facility, the company recorded a pretax charge of approximately $3 million during the second quarter of 2004 to write off deferred debt issuance costs.

6.

During the first quarter of 2004, the company called $243 million of its 9.875% debentures due Nov. 1, 2021, and $250 million of its 9.625% debentures due March 15, 2022. During the second quarter of 2004, the company called $250 million of its 9.5% debentures due May 15, 2022 and $240 million of its 9.125% debentures due July 1, 2022. In conjunction with these transactions, the company recorded a pretax charge of $50 million for call premiums and to write off deferred debt issuance costs during the first six months of 2004.

7.

In September and October of 2003, Georgia-Pacific completed agreements with two insurers of its asbestos liability that resulted in an increase in the amount of insurance receivables through 2012 by $118 million. The corresponding credit related to the increase in these receivables is reflected in the operating profit of the Other segment.

8.

In September 2003, the company reached an agreement to settle a class action lawsuit filed against Georgia-Pacific and other manufacturers of containerboard, and recorded a charge of $21 million in the Other segment to accrue for this settlement.

9.	During the second quarter of 2003, the company sold certain packaging assets and recorded a pretax gain of $18 million in the packaging segment.

10.

On April 4, 2003, the company announced the closure of tissue manufacturing and converting operations at its Old Town, Maine, mill. In connection with this closure, the company determined that the value of related tissue assets and certain pulp assets at this location was impaired. Accordingly, in the first quarter of 2003, the company recorded a pretax impairment charge to earnings in the North America consumer products segment and bleached pulp and paper segment of $25 million and $49 million, respectively. In the second quarter of 2003, the company recorded a pretax charge of $11 million for related severance and business exit costs.

11.

On Dec. 29, 2002, the company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. The cumulative effect of adopting SFAS No. 143 was an after-tax credit of $28 million effective at the beginning of 2003. Effective Dec. 29, 2002, the company also adopted SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" (SFAS No. 148), an amendment of SFAS No. 123. The impact on compensation expense recognized in 2003 relating to the 2003 stock option awards was a reduction to expense of approximately $2 million.

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